EXHIBIT 99.1

National Penn Bancshares 1st Quarter 2007 Earnings Conference
Tuesday, April 17, 2007 - 1 pm ET

Glenn Moyer; National Penn Bancshares; President & CEO
Gary Rhoads; National Penn Bancshares; Treasurer, CFO
Michelle H. Debkowski; National Penn Bancshares; EVP, CAO and IR Officer

QUESTIONS AND ANSWER SEGMENT

Glenn Moyer: This ends our planned remarks, and we will now address questions that have been received during the course of our discussion. Michelle?

Michelle Debkowski: Thank you, Glenn. We did have a few questions during the webcast that I’d like to address, and, Glenn, I will start with you. Glenn, can you comment on C&I growth and the decline in residential construction?

Glenn Moyer: I will, Michelle. Our C&I pipeline is strong, and we still believe that a high single-digit growth level for the remainder of the year is possible. Residential construction opportunities have slowed as homebuilding and sales slow and land development approval times are extended. We believe that this is indicative for the rest of this year.

Michelle Debkowski: Do you expect loan yields to continue to increase, or should they stabilize?

Glenn Moyer: I believe that first quarter results should be reasonably indicative of loan yields in the coming quarters of 2007.

Michelle Debkowski: Glenn, how does the loan backlog look?

Glenn Moyer: The C&I backlog looks fairly strong. The commercial real estate and the retail areas appear to be fairly flat.

Michelle Debkowski: And a couple of questions on loan quality, Glenn. Net charge-offs have increased in the past two quarters. What types of loans are these, and do you see further issues?

Glenn Moyer: Well, the net charge-offs that we have over the past two quarters are mainly C&I portfolio credits. We do expect charge-offs for the remainder of the year to be higher than last year, and approach both our company and industry historical averages. Overall, our loan loss reserve is solid, both as a percent of total loans and leases and in total dollars.

Michelle Debkowski: And how does the “watch list” look compared to fourth quarter?

Glenn Moyer: Our watch list has grown as has our nonperforming assets. We expect charge-offs to approach the standards that I just spoke about and, you know, that may be slightly higher than the extremely low levels we’ve experienced over the past several years.

Michelle Debkowski: Thank you, Glenn. Gary, a few questions for you. Did you lower deposit rates for savings and NOW accounts during the quarter?

Gary Rhoads: Well, the primary reduction in NOW accounts was in the municipal category, due in part to the normal seasonal decline in those deposits, as well as a strategy to be less aggressive in pricing these accounts.

Michelle Debkowski: Will we see further securities growth or is that related to the municipal and school district inflows?

Gary Rhoads: We would expect that securities would continue to grow and maintain the same relative proportion to total assets overall.

Michelle Debkowski: A general question on expenses - is $33 million a good run rate for expenses, excluding intangibles amortization?

Gary Rhoads: I would say that a good run rate for expenses excluding intangibles would be in the $34 million range.

Michelle Debkowski: And BOLI [Bank Owned Life Insurance] revenue increased by $300,000 in quarter one over quarter four. Was there a claim or a change in the program that affected revenue?

Gary Rhoads: As I stated in my comments earlier, there was. Part of that growth was a $374,000 death benefit that we received in the first quarter, and we also restructured the BOLI portfolio in the third quarter of ’06 that helped to improve the performance there, also.

Michelle Debkowski: Thank you, Gary. Glenn, back to you. Why did we see an increase in nonaccrual loans?

Glenn Moyer: I think the primary reason was some deterioration in several C&I relationships.

Michelle Debkowski: And how strong is the loan pipeline? Has demand for construction loans declined or remained steady versus a year ago, specifically?

Glenn Moyer: We’ve talked a bit about this already, but let me make sure we do address that. Residential construction loan demand has slowed somewhat as residential home sales have slowed. Our C&I backlog is fairly strong, and we are working hard, and we expect that we can achieve loan growth for the year in the high single-digit range.

Michelle Debkowski: Thank you, Glenn. A couple of questions for Gary. While margin pressure has been an issue for almost every bank in the industry, National Penn Bancshares showed expansion this quarter. Can you comment on how that was achieved and what your expectations are for this continuing?

Gary Rhoads: As I referenced in my earlier comments, the net interest margin of 3.42% in first quarter 2007 is up over the 3.35% during fourth quarter, but we believe that’s primarily what we refer to as the February effect, and excluding that short month, where we still get 30 days of interest on some assets, we believe net interest margin was very stable versus the fourth quarter.

Michelle Debkowski: A multipart question on the decline in average deposits - can you comment on the trend over the last two quarters? And could you comment on the unusual mix and growth versus peers?

Gary Rhoads: The more significant changes in deposits during the first quarter were related to the seasonal declines in municipal and school district deposits, which were in both the interest checking and the time category, so that pretty much covers those changes.

Michelle Debkowski: Finally, Glenn, some questions related to acquisition issues. Could you comment on your general appetite for acquisitions?

Glenn Moyer: Well, we continue to be interested in transactions that meet our criteria for continued growth and accretion to earnings. These would include both banking and nonbanking opportunities.

Michelle Debkowski: Can you discuss your thoughts regarding M&A activity in Pennsylvania in general?

Glenn Moyer: Well, by our experience, certainly in the first quarter, M&A discussion activity is fairly brisk. We continue to balance, to try and balance the pricing desires of potential sellers with our criteria for continued growth and earnings accretion. But the activity, the discussion activity level, I would describe as fairly brisk.

Michelle Debkowski: And specific to Nittany Financial, is that accretive to earnings per share yet?

Glenn Moyer: Well, as per our original merger model, we expect the Nittany Financial transaction to be accretive as we enter the second year of the transaction, and we are just at the beginning stage of that. Dave Richards and his team in the [Centre County] State College area are doing a terrific job. We have just completed the merger of our operating systems over the last 45 days. That’s always a meaningful step, and we continue to feel good about meeting the objectives that we had in our merger with Nittany Financial.

Michelle Debkowski: And a specific question on the expansion of Investors Trust Company into the York area. With the expansion in that market, are there plans for a bank acquisition in York County?

Glenn Moyer: Well, we have no present, let me say that right, we have no present plans for a bank acquisition in York County, but certainly we would not rule out something like this over the longer term if a quality partner wanted to join with us. That certainly is an area of good demographics in the Pennsylvania market, and we would not rule it out.

Michelle Debkowski: One final question, Gary, for you came in. What are the drivers for the strong wealth management revenue growth and do you believe we can sustain that level of growth?

Gary Rhoads: Wealth management revenue growth is pretty much attributed to both the steady account growth that we’ve had, as well as the continuing healthy equity markets. We would expect to have some continued revenue growth; whether it would be at the kind of rates that we’ve seen recently is yet to be determined.

Michelle Debkowski: Thank you, Gary. One last minute question came in. Nonperforming assets increased from fourth quarter. Were there one or two large loans or a series of smaller loans involved with this and is there an expected resolution on that? Glenn, I’ll address that to you.

Glenn Moyer: Yes, let me just comment on that. I believe the fact here is that the increase is primarily two larger credits as opposed to a series of smaller loans, and I think relative to a resolution I would not comment on that. My sense is as you work through any of the nonperformers, it’s probably too early at this point to talk specifically about a resolution.

Michelle Debkowski: Thank you, Glenn. That is the last question that we’ve received, and that concludes our presentation. We thank you for joining us this afternoon.